Exhibit 10.12

Remy International, Inc.

Annual Incentive Bonus Plan

March 24, 2011

REMY INTERNATIONAL, INC.

ANNUAL INCENTIVE BONUS PLAN

Section 1. Establishment and Purpose

Remy International, Inc. (the “Company”) hereby establishes a short-term incentive compensation plan to be known as the Remy International, Inc. Annual Incentive Bonus Plan (the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified employees and to provide such employees with additional financial incentives to promote the success of the Company and its Subsidiaries. It is intended that incentive awards payable under the Plan will qualify as Performance-Based Compensation, within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, if such qualification is desired, and the Plan shall be construed accordingly.

The Plan is effective as of March 24, 2011. The Plan will remain in effect until the 2015 Annual Meeting of Stockholders, unless it shall be terminated by the Board sooner.

Section 2. Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“CEO” means the Chief Executive Officer of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation Committee (or a subcommittee thereof) of the Board of such other committee (or subcommittee) of the Board that the Board shall designate from time to time to administer the Plan.

(e)	“Company” means Remy International, Inc., or any successor thereof.

(f)	“Participant” means an employee of the Company or a Subsidiary selected by the Committee to participate in the Plan.

(g)	“Performance Period” means the calendar year or such other period designated by the Committee.

(h)	“Performance-Based Compensation” shall have the meaning set forth in Section 162(m) and the regulations promulgated thereunder.

(i)	“Plan” means the Remy International, Inc. Annual Incentive Bonus Plan, as may be amended from time to time.

(j)	“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

(k)	“Target Incentive Award” has the meaning set forth in Section 6(b).

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board. To the extent the Committee is taking action with respect to an incentive award intended to qualify as Performance-Based Compensation within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, it is intended that the Committee will be comprised solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

With respect to employees of the Company or a Subsidiary who are not, and are reasonably not expected to become, subject to the provisions of Section 162(m) of the Code, and who are not executive officers, as that term is determined by the Committee, to the extent permitted by applicable laws, rules and regulations (including the Company’s Compensation Committee’s Charter and applicable exchange listing requirements), the Committee may delegate its authority and/or responsibilities under the Plan (in whole or in part) to the CEO or such other selected employee or employees of the Company as the Committee may select, subject to such conditions, restrictions and limitations as may be imposed by the Committee. Any actions duly taken by the CEO or such other employee or employees with respect to the administration of the Plan, shall be deemed to have been taken by the Committee for purposes of the Plan to the extent such actions are consistent with the terms of the Plan and the scope of the Committee’s delegation.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan, other than as a result of such individual’s willful misconduct.

Section 4. Eligiblity

Eligibility under the Plan is limited to those employees of the Company and its Subsidiaries who are designated by the Committee, in its sole and absolute discretion, as eligible to receive an incentive award under the Plan.

Section 5. Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6. Determination of Incentive Awards

(a)

Designation of Participants, Performance Period, Performance Objectives and Terms of Incentive Awards. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an incentive award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, specify terms and conditions for the determination and payment of incentive awards, including, if applicable, the extent to which Participants will have the right to receive an incentive award payment following termination of employment, designate the applicable Performance Period, establish the Target Incentive Award for each Participant, establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period and establish the method in which a Participant’s incentive award will be computed if the performance objectives established by the Committee are met at a level below or above the target level, which method shall be expressed in terms of an objective formula or standard in the case of an incentive award that is intended to qualify as Performance-Based Compensation. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee: earnings per share, EBITDAR, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, inventory or capital turn, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the performance-based compensation may be based on these or such other performance measures as the Committee may determine.

(b)	Target Incentive Award. Each Participant will have an incentive award opportunity (the “Target Incentive Award”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Award will be a percentage of the Participant’s annual salary at the beginning of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee, and any other criteria established by the Committee, are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Award. If the performance objectives established by the Committee are met at a level below or above the target level established by the Committee, the Participant may receive an incentive award equal to a percentage of the Target Incentive Award, with such percentage based on (i) in the case of an incentive award that is intended to qualify as Performance-Based Compensation, the objective formula or standard established in writing by the Committee pursuant to Section 6(a), and (ii) in the case of any other incentive award, such factors as the Committee shall determine.

(c)	Maximum Incentive Award. The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $4,000,000.

(d)	Committee Determination and Certificate of Incentive Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period, and (iii) with respect to incentive awards that are intended to qualify as Performance-Based Compensation, certify such determination in writing. Written certification for this purpose shall include, without limitation, approved minutes of the Committee meeting in which the certification is made.

(e)	Payment of Incentive Awards. Incentive awards shall be paid to the Participants following the Committee’s determination of the amount of the incentive award to be paid to each Participant (and, in the case of incentive awards that are intended to qualify as Performance-Based Compensation, certification by the Committee pursuant to Section 6(d)) no later than the 15th day of the third month following the calendar year in which ends the Performance Period with respect to which the incentive awards are made.

(f)	Committee Discretion. Notwithstanding the foregoing, the Committee retains the discretion to adjust the amount of any incentive award that would otherwise be payable to a Participant; provided, however, that incentive awards which would subject to Section 162(m) of the Code not be adjusted upward (the Committee may, in its discretion, adjust such incentive awards downward).

(g)	Unusual or Nonrecurring Events. Unless otherwise determined by the Committee, performance objective targets may be adjusted to take into account unusual or nonrecurring events affecting the Company, a Subsidiary or a division or business unit, or the financial statements thereof, or changes in applicable laws, regulations or accounting principles to the extent such unusual or nonrecurring events or changes in applicable laws, regulations or accounting principles otherwise would result in dilution or enlargement of the incentive award intended to be paid. With respect to any incentive award intended to qualify as Performance-Based Compensation, it is intended that such adjustment be made in such manner as will not cause the incentive award to fail to qualify as Performance-Based Compensation.

Section 7. Termination of Employment

Except as may be specified by the Committee pursuant to Section 6(a), a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such incentive award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards intended to qualify as Performance-Based Compensation shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.

Section 9. Taxes

Any amount payable to a Participant under the Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

Section 10. General Provision

(a)	No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b)	No Limit on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any incentive award paid under the Plan. No Participant or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(c)	Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(d)	Unfunded Plan. Incentive awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(e)	Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(f)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(h)	Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(i)	Section 409A of the Code. It is intended that all incentive awards paid pursuant to the Plan qualify as short-term deferrals, as defined in Section 1.409A-1(b)(4) of the Treasury Regulations. Nevertheless, to the extent applicable, it is intended that the Plan (and any agreements or other documents entered into with respect to incentive awards under the Plan) and any incentive awards granted hereunder comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

REMY INTERNATIONAL, INC.

John H. Weber
President and Chief Executive Officer

29 MAR 11
Date